Exhibit 4(qq)

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

PPL Corporation’s common stock, par value $0.1 per share (the “Common Stock”), is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
PPL Corporation Common Stock
The description below is a summary of certain provisions of PPL Corporation’s capital stock, including the Common Stock. The Pennsylvania Business Corporation Law, or BCL, and the Amended and Restated Articles of Incorporation (the “Articles”) and bylaws of PPL Corporation (the “Bylaws”) determine the rights and privileges of holders of PPL Corporation’s capital stock. We encourage you to read such documents, which have been filed with the SEC, and the Pennsylvania law for more information regarding such capital stock, and any statement made herein with reference to the Articles, the Bylaws or the BCL is qualified in its entirety by such reference.
Defined terms used in this summary description of the Common Stock shall apply only to this summary description and the Common Stock.
Authorized Capital
The authorized capital stock of PPL Corporation consists of 1,560,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.
Common Stock
Dividends.
Dividends on the Common Stock will be paid if, when and as determined by the Board of Directors of PPL Corporation (the “Board”) out of funds legally available for this purpose. The rate and timing of any such future dividends will depend upon the future earnings, financial condition, cash flows, financial and legal requirements of PPL Corporation and its subsidiaries and upon other relevant factors.
As a practical matter, the ability of PPL Corporation to pay dividends will be governed by the ability of PPL Corporation’s operating subsidiaries to pay dividends to PPL Corporation. The subsidiaries have no obligation to pay dividends or distributions to PPL Corporation or to make funds available for such a payment. The subsidiaries’ ability to pay dividends to PPL Corporation will be subject to the prior rights of the holders of such subsidiaries’ outstanding debt and preferred securities, the availability of earnings and the needs of their businesses and may be restricted by their obligations to holders of their outstanding debt and other creditors, as well as any contractual or legal restrictions in effect at such time, including the requirements of state corporate law applicable to dividends and distributions and regulatory requirements, including restrictions on the ability of the utility subsidiaries to pay dividends under Section 305(a) of the Federal Power Act.
Neither PPL Corporation nor PPL Capital Funding may declare or pay any cash dividend or distribution on its capital stock during any period in which PPL Capital Funding defers interest payments on the 2007 Notes or the 2013 Notes. At December 31, 2019, no interest payments had been deferred on the 2007 Notes or the 2013 Notes.
Voting Rights.
General. Holders of Common Stock are entitled to one vote for each share held by them on matters presented to shareowners. Except as otherwise provided in the BCL, or the Articles or Bylaws, whenever any corporate action is to be taken by vote of PPL Corporation’s shareowners, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareowners entitled to vote thereon and, if any shareowners are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareowners entitled to vote as a class. Certain provisions of Pennsylvania law would require a supermajority vote of the holders of Common Stock or a majority vote of disinterested directors to approve certain business combinations and other major transactions involving PPL Corporation.
Election of Directors. Pursuant to PPL Corporation’s Articles, the holders of Common Stock will not have cumulative voting rights in the election of directors. The Articles provide that in uncontested elections of directors each share of a class or group of classes entitled to vote in an election of directors shall be entitled to vote for or against each candidate for election by the class or group, and that to be elected, a candidate for election to the Board must receive the affirmative vote of a majority of the votes cast with respect to the election of that candidate. In contested elections, the candidates receiving the highest number of votes from each class or group of classes entitled to elect directors separately, up to the number of directors to be elected by the class or group of classes, shall be elected. The Bylaws provide that each director shall be elected for a one-year term and shall hold office until the next annual meeting and until a successor has been selected and qualified or until his or her earlier death, resignation or removal, and that no director may be removed except for cause.
Advance Notice of Shareowner Nominations for Director.
Owners of Common Stock have the right to make nominations for the election of directors provided that they satisfy the requirements specified in the Bylaws. A shareowner must follow the advance notice procedures set out in the Bylaws or, if the shareowner is seeking to call a special meeting of shareowners, the procedures in the Bylaws described under “Shareowners’ Right to Call a Special Meeting.” For notice to be timely, the shareowner must have given notice to PPL Corporation’s secretary of its intent to make such nominations no later than, with respect to an election to be held at an annual meeting, 75 days in advance of such meeting (with a shorter period provided in the event less than 85 days’ notice of the annual meeting is given to shareowners) and, with respect to an election at a special meeting, the close of business on the earlier of the seventh day after the day on which notice of such meeting is first given to shareowners or the fourth day prior to the meeting.
PPL Corporation’s Bylaws provide that any such notice must include, among other specified requirements, (a) the name and address of the shareowner who intends to make the nomination and of the person or persons to be nominated, (b) a representation that the shareowner is a holder of record of stock of PPL Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) such other information regarding each nominee proposed by such shareowner as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had proxies been solicited with respect to such nominee by the management or Board of PPL Corporation, (d) the consent of each nominee to serve as a director of PPL Corporation if so elected, (e) the class, series and number of shares of PPL Corporation that are owned, directly or indirectly, beneficially and of record by the nominating shareowner, any of its affiliates and/or any others acting in concert with any of the foregoing (collectively, the “Proponent Person”), any option, warrant or Derivative Instrument (as defined in the Bylaws) with respect to any shares of PPL Corporation directly or indirectly owned beneficially by the Proponent Person, any short interest (as defined in the Bylaws) in any security of PPL Corporation held by the Proponent Person and (f) such other information as is specified in the Bylaws or as PPL Corporation may reasonably require.
Advance Notice of Shareowner Proposals of Other Business.
Except as provided with respect to nominations of directors, under the Bylaws shareowners have the right to bring business to be transacted before an annual meeting only if the shareowners satisfy the requirements specified in the Bylaws. In order to bring business properly before an annual meeting, a shareowner must be the shareowner of record on the date of giving notice provided for in the Bylaws and on the record date for the determination of shareowners entitled to vote at such annual meeting, and must comply with the notice provisions set out in the Bylaws. For notice to be timely, it must be delivered to the secretary of PPL Corporation not later than 75 days in advance of the date of such meeting (with a shorter period provided in the event less than 85 days’ notice of the annual meeting is given to shareowners).
PPL Corporation’s Bylaws provide that any such notice must include, among other specified requirements, (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business, (b) the name and record address of the shareowner proposing such business, (c) the class, series and number of shares of PPL Corporation's stock beneficially owned by the shareowner, (d) a description of all arrangements or understandings between such shareowner and any other person or persons (including their names) in connection with the proposal of such business by such shareowner in such business, (e) all other information which would be required to be included in a proxy statement or other filing required to be filed with the Securities and Exchange Commission if, with respect to any such item of business, such shareowner were a participant in a solicitation subject to Regulation 14A under the Exchange Act and (f) a representation that such shareowner intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. Except as provided with respect to nominations of directors, no business shall be conducted at any meeting of shareowners except in accordance with the procedures described above. The presiding officer of a meeting may, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Bylaws and any decision by such presiding officer made in good faith shall be conclusive and binding upon all shareowners for any purpose.
Proxy Access.
Pursuant to the Bylaws, a shareowner, or a group of up to 25 shareowners, owning 3% or more of PPL Corporation’s outstanding Common Stock continuously for at least three years, have the right, subject to certain exceptions specified in the Bylaws, to nominate, and include in PPL Corporation’s proxy materials, directors constituting up to the greater of (a) 20% of the Board and (b) two directors, provided that the shareowner and the nominee satisfies the requirements specified in the Bylaws. For purposes of calculating the required shares, "ownership" shall be deemed, generally, to consist of and include only those shares comprising such person’s “net long position,” which is determined (a) in accordance with Rule 14e-4 under the Exchange Act or (b) if not covered by Rule 14e-4, the net long position shall be reduced by any shares of Common Stock subject to any “put equivalent position” as defined in Rule 16a-1(h) under the Exchange Act. The determination of the extent of "ownership" of shares for purposes of proxy access shall be made by the Board, which determination shall be conclusive and binding on PPL Corporation, its shareowners and all other parties.
To nominate a person for election and require PPL Corporation to include such nominee in its proxy materials, PPL Corporation must generally receive notice of proxy access nominations by shareowners not less than 120 nor more than 150 days prior to the first anniversary of the date on which PPL Corporation’s definitive proxy statement was released to shareowners in connection with the prior year’s annual meeting. Notice of proxy access nominations must include, or be accompanied by, among other specified requirements, (a) all of the information required with respect to nominations of directors referred to under “Advance Notice of Shareowner Nominations for Director” above, (b) requisite evidence that the nominating shareowner owns, and has continued to owned for the preceding three years, the requisite number of shares required in order to make such a nomination and of the proposed nominees and (c) certain other information concerning, and representations and agreements of, the shareowner and the nominee. If any nominating shareowner or group has failed to comply with the provisions of the Bylaws, the Board or the chair of the meeting shall declare invalid the nominations made by such shareowner or group, and such nominations shall be disregarded.
Shareowners’ Right to Call a Special Meeting.
PPL Corporation’s Articles and Bylaws provide that shareowners have the right, subject to certain exceptions specified in its Bylaws, to call special meetings provided that the shareowners satisfy the requirements specified in the Bylaws. At any time, a special meeting of shareowners may be called by shareowners having a combined interest in at least 25% of the votes that all voting shareowners, voting as a single class, are entitled to cast at a particular special meeting, measured by such shareowners’ net long beneficial ownership. "Net long beneficial ownership" means those shares of Common Stock of PPL Corporation as to which the requesting shareowner possesses (a) the sole power to vote or direct the voting, (b) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss) and (c) the sole power to dispose of or direct disposition; provided that the number of shares calculated in accordance with the preceding clauses (a), (b) and (c) shall not include any securities that, directly or indirectly, underlie any "derivative security" (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a "call equivalent position" (as such term is defined in Rule 16a-1(b) under the Exchange Act) and that is, directly or indirectly, held or maintained by a requesting shareowner with respect to any shares of any class or series of shares of PPL Corporation.
PPL Corporation’s Bylaws provide the procedures to be followed by shareowners to call a special meeting and require the requesting shareowner to deliver a written petition to the secretary of PPL Corporation that must include, among other specified requirements, (a) a brief description of the business to be conducted at the special meeting, (b) the names of any director nominees, (c) evidence of the class and number of shares of capital stock of PPL Corporation held of record and/or beneficially owned by each requesting shareowner, (d) a description of any agreement, arrangement or understanding (including without limitation, regardless of the form of settlement, any derivatives, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares), the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the voting securities of PPL Corporation owned by any requesting shareowner that will be a “participant in a solicitation” (as such term is defined in Schedule 14A to Regulation 14A under the Exchange Act) with respect to the requested special meeting, (e) a representation that the requesting shareowner intends to appear in person or by proxy at the requested special meeting to bring the business specified in the special meeting request before the special meeting and (f) such other information as is specified in the Bylaws or as PPL Corporation may reasonably require. The Board shall determine in good faith whether the requirements set forth in the Bylaws have been satisfied.
The secretary of PPL Corporation shall set the record date for the special meeting not more than 90 days following the receipt of a special meeting request that complies with the Bylaws. A special meeting requested by a shareowner shall not be held under certain circumstances, including, among other circumstances, where the special meeting request relates to an item of business that is not a proper subject for shareowner action under applicable law or the special meeting request is received during the period that is 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of shareowners and ending on the date of the next annual meeting of shareowners.
Liquidation Rights.
After satisfaction of the preferential liquidation rights of any preferred stock, the holders of Common Stock are entitled to receive any further dividends and shares upon liquidation, dissolution, winding up or distribution.
Preemptive and Other Rights.
The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights.
Other Matters.
The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.
Preferred Stock
PPL Corporation’s Board is authorized, without further shareowner action, to authorize the issuance of preferred stock from time to time in one or more classes or series, and to fix, at the time of issuance, the distinctive designations, terms, relative rights, privileges, qualifications, limitations, options, conversion rights, preferences and voting powers, and such prohibitions, restrictions and qualifications of voting or other rights and powers except as they are fixed and determined in the Articles. No shares of preferred stock have been issued.
Possible Anti-Takeover Effects of the Articles and Bylaws
Certain provisions of the Articles and Bylaws, including provisions requiring advance notice for shareowner nominations for directors or for bringing business before an annual meeting, the absence of cumulative voting in the election of directors and the ability of the Board to create and establish series of preferred stock and the terms thereof, could have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of PPL Corporation. These provisions may limit the ability of individuals to bring matters before shareowner meetings, change the composition of the Board and pursue a merger, takeover, business combination or tender offer involving PPL Corporation, and, accordingly, under certain circumstances, could encourage a potentially interested purchaser to negotiate with the Board rather than pursue a non-negotiated takeover attempt, including one which shareowners might favor, and could reduce the market value of the Common Stock.
In addition to provisions in the Articles and Bylaws, the requirements of applicable law, including Pennsylvania corporation and utility regulatory laws, could make it difficult for a purchaser to acquire PPL Corporation.
Listing
The outstanding shares of Common Stock are listed on the New York Stock Exchange.
Transfer Agents and Registrars
The Transfer Agent and Registrar for the Common Stock is Equiniti Trust Company.